Exhibit 99

News/Information

Investor Relations

P. O. Box 1113

Minneapolis, MN 55440

FOR IMMEDIATE RELEASE

June 26, 2019

Contact:  (analysts) Jeff Siemon:  763-764-2301

(media) Kelsey Roemhildt:  763-764-6364

GENERAL MILLS REPORTS RESULTS FOR FISCAL 2019 AND OUTLINES

GROWTH GOALS FOR FISCAL 2020

Full-year Highlights

•	Net sales increased 7 percent to $16.9 billion, and were up 9 percent in constant currency¹; organic net sales were in line with last year
•	Operating profit increased 4 percent; adjusted operating profit increased 10 percent in constant currency
•

Diluted earnings per share (EPS) of $2.90 declined 20 percent from the prior year that included one-time benefits from U.S. tax reform; adjusted diluted EPS of $3.22 increased 4 percent in constant currency

•	Strong cash conversion enabled the company to pay $1.2 billion in dividends while reducing debt by $1.3 billion

¹ Please see Note 7 to the Consolidated Financial Statements below for reconciliation of this and other non-GAAP measures used in this release.

MINNEAPOLIS, Minn. – June 26, 2019 – General Mills (NYSE: GIS) today reported results for the fourth quarter and full fiscal year ended May 26, 2019.  Financial results for fiscal 2019 include contributions from Blue Buffalo Pet Products, Inc. (“Blue Buffalo”), which was acquired on April 24, 2018.

“I’m pleased to say that we executed well, successfully transitioned Blue Buffalo into our portfolio, and delivered our financial commitments in fiscal 2019,” said General Mills Chairman and Chief Executive Officer Jeff Harmening.  “We’ll look to improve our performance again in fiscal 2020, and we have plans in place to accelerate our organic sales growth while maintaining our strong margins and cash discipline.”

General Mills is pursuing its Consumer First strategy and executing against its global growth framework to drive consistent topline growth:  1) competing effectively through strong innovation, effective consumer marketing, and excellent in-store execution; 2) accelerating growth on its four differential growth platforms including Häagen-Dazs ice cream, snack bars, Old El Paso Mexican food, and its portfolio of natural and organic food brands; and 3) reshaping its portfolio through growth-enhancing acquisitions and divestitures, including the acquisition of Blue Buffalo, the leading brand in the fast-growing wholesome natural pet food category in the U.S.  By combining consistent topline growth, margin expansion, and disciplined cash conversion and cash returns, General Mills expects to generate top-tier total shareholder returns over the long term.

Fourth Quarter Results Summary

•

Net sales increased 7 percent to $4.16 billion and were up 9 percent in constant currency, driven primarily by the addition of Blue Buffalo.  Organic net sales declined 1 percent, reflecting lower contributions from organic volume.  Organic net sales declines in North America Retail and Europe & Australia segments were partially offset by growth in Convenience Stores & Foodservice and Asia & Latin America.

•

Gross margin declined 140 basis points to 35.1 percent of net sales.  Adjusted gross margin, which excludes certain items affecting comparability, declined 50 basis points to 35.3 percent, driven by higher input costs.

•

Operating profit totaled $716 million, up 34 percent from last year due primarily to lower restructuring, impairment, and other exit costs and the addition of Blue Buffalo, partially offset by lower gross margin.  Adjusted operating profit of $722 million increased 5 percent in constant currency, primarily driven by the addition of Blue Buffalo, partially offset by lower adjusted gross margin.  Operating profit margin of 17.2 percent increased 340 basis points.  Adjusted operating profit margin decreased 50 basis points to 17.3 percent.

•	Net earnings attributable to General Mills totaled $570 million compared to $354 million a year ago, reflecting higher operating profit and lower taxes and interest expense.
•

Diluted EPS of $0.94 was up 59 percent from the prior year.  Adjusted diluted EPS totaled $0.83 in the fourth quarter, up 6 percent from the prior year in constant currency, driven primarily by a lower adjusted effective tax rate and higher adjusted operating profit, partially offset by higher interest expense and higher average diluted shares outstanding in the quarter.

Full Year Results Summary

•

Net sales increased 7 percent to $16.86 billion and were up 9 percent in constant currency, driven by the addition of Blue Buffalo.  Organic net sales essentially matched year-ago levels, with 2 points of positive net price realization and mix offset by lower contributions from volume.  Organic net sales growth in the Asia & Latin America and Convenience Stores & Foodservice segments was offset by declines in North America Retail and Europe & Australia.

•	Gross margin decreased 40 basis points to 34.1 percent of net sales. Adjusted gross margin was down 10 basis points to 34.4 percent.
•

Operating profit totaled $2.52 billion, up 4 percent from the prior year.  Constant-currency adjusted operating profit increased 10 percent.  Operating profit margin of 14.9 percent was down 50 basis points.  Adjusted operating profit margin increased 30 basis points to 16.9 percent.

•	Net earnings attributable to General Mills totaled $1.75 billion.

•

Diluted EPS of $2.90 was 20 percent below prior-year levels, primarily driven by one-time benefits from U.S. tax reform in the prior year.  Adjusted diluted EPS of $3.22 was up 4 percent on a constant-currency basis.

Operating Segment Results

Components of Fiscal 2019 Reported Net Sales Growth
Fourth Quarter	Volume	Price/Mix	Foreign Exchange	Reported Net Sales
North America Retail	--	(2) pts	--	(2)%
Convenience Stores & Foodservice	--	2 pts	--	2%
Europe & Australia	(5) pts	2 pts	(7) pts	(10)%
Asia & Latin America	(4) pts	1 pt	(6) pts	(9)%
Pet	--	--	--	--
Total	6 pts	3 pts	(2) pts	7%
Full Year
North America Retail	(3) pts	2 pts	(1) pt	(2)%
Convenience Stores & Foodservice	(2) pts	4 pts	--	2%
Europe & Australia	(3) pts	2 pts	(4) pts	(5)%
Asia & Latin America	1 pt	3 pts	(7) pts	(3)%
Pet	--	--	--	--
Total	5 pts	4 pts	(2) pts	7%

Components of Fiscal 2019 Organic Net Sales Growth
Fourth Quarter	Organic Volume	Organic Price/Mix	Organic Net Sales	Foreign Exchange	Acquisitions & Divestitures	Reported Net Sales
North America Retail	--	(2) pts	(2)%	--	--	(2)%
Convenience Stores & Foodservice	--	2 pts	2%	--	--	2%
Europe & Australia	(5) pts	2 pts	(3)%	(7) pts	--	(10)%
Asia & Latin America	1 pt	--	1%	(6) pts	(4) pts	(9)%
Pet	--	--	--	--	--	--
Total	(1) pt	--	(1)%	(2) pts	10 pts	7%
Full Year
North America Retail	(2) pts	1 pt	(1)%	(1) pt	--	(2)%
Convenience Stores & Foodservice	(2) pts	4 pts	2%	--	--	2%
Europe & Australia	(3) pts	2 pts	(1)%	(4) pts	--	(5)%
Asia & Latin America	3 pts	3 pts	6%	(7) pts	(2) pts	(3)%
Pet	--	--	--	--	--	--
Total	(2) pts	2 pts	Flat	(2) pts	9 pts	7%

Fiscal 2019 Segment Operating Profit Growth
Fourth Quarter	% Change as Reported	% Change in Constant Currency
North America Retail	(3)%	(2)%
Convenience Stores & Foodservice	(1)%	(1)%
Europe & Australia	(27)%	(20)%
Asia & Latin America	141%	162%
Pet	--	--
Total	13%	14%
Full Year
North America Retail	3%	3%
Convenience Stores & Foodservice	7%	7%
Europe & Australia	(13)%	(8)%
Asia & Latin America	83%	71%
Pet	--	--
Total	13%	14%

North America Retail Segment

Fourth-quarter net sales for General Mills’ North America Retail segment were down 2 percent to $2.34 billion.  Net sales were in line with last year for the U.S. Cereal, U.S. Yogurt, and U.S. Meals & Baking operating units and declined in U.S. Snacks and Canada.  Organic net sales were also down 2 percent.  Segment operating profit of $528 million was 3 percent below the prior-year result that grew 7 percent.  Constant-currency segment operating profit was down 2 percent, driven primarily by lower net sales.

For the full year, North America Retail segment net sales were down 2 percent to $9.92 billion.  Organic net sales declined 1 percent.  In-market performance outpaced net sales results, as expected, with retail sales flat to last year in U.S. Nielsen-measured outlets and market share flat or growing in 7 of the company’s 10 largest U.S. categories.  Full-year segment operating profit totaled $2.28 billion, up 3 percent from a year ago as reported and in constant currency due to benefits from cost savings initiatives and lower selling, general, & administrative (SG&A) expenses, partially offset by lower net sales and higher product costs, including input cost inflation.

Convenience Stores & Foodservice Segment

Fourth-quarter net sales for the Convenience Stores & Foodservice segment increased 2 percent to $519 million, driven by mid single-digit growth for the Focus 6 platforms, partially offset by declines on bakery flour.  Organic net sales were also up 2 percent.  Segment operating profit of $116 million was 1 percent below the year-ago result that grew 11 percent.

For the full year, Convenience Stores & Foodservice net sales increased 2 percent to $1.97 billion, driven by mid single-digit growth for the Focus 6 platforms.  Organic net sales also increased 2 percent.  Segment operating profit increased 7 percent to $420 million, primarily driven by benefits from cost savings initiatives and positive net price realization and mix, partially offset by higher product costs, including input cost inflation.

Europe & Australia Segment

Fourth-quarter net sales for the Europe & Australia segment declined 10 percent to $500 million, reflecting a difficult comparison to 14 percent net sales growth in the year-ago period.  Organic net sales were down 3 percent.  Sales declines reflected the continued challenging operating environment in France and slower trends for ice cream after high single-digit retail sales growth a year ago, partially offset by continued double-digit growth on snack bars.  Segment operating profit of $42 million was down 27 percent as reported and down 20 percent in constant currency, driven by higher input costs, including currency-driven inflation on products imported into the U.K., and lower net sales, partially offset by lower SG&A expenses.

For the full year, Europe & Australia net sales declined 5 percent to $1.89 billion, driven by 4 points of unfavorable foreign currency exchange.  Organic net sales were down 1 percent.  Sales declines for the yogurt platform were partially offset by growth for snack bars and ice cream.  Segment operating profit of $123 million declined 13 percent as reported and was down 8 percent in constant currency, reflecting higher input costs, including currency-driven inflation on products imported into the U.K., partially offset by lower SG&A expenses.

Asia & Latin America Segment

Fourth-quarter net sales for the Asia & Latin America segment declined 9 percent to $396 million, driven by 6 points of unfavorable foreign currency exchange and a 4-point headwind from the sale of La Salteña in Argentina and the sale of our China yogurt business to a new Yoplait franchisee.  Organic net sales increased 1 percent over the prior-year period that saw double-digit growth after adjusting for a calendar reporting period change.  Segment operating profit of $23 million was $13 million above the prior year, driven by lower input costs and lower SG&A expenses.

For the full year, Asia & Latin America net sales declined 3 percent to $1.65 billion, driven by 7 points of unfavorable foreign currency exchange and a 2-point headwind from divestitures.  Organic net sales increased 6 percent.  The snack bar and ice cream platforms led net sales growth for the segment.  Segment operating profit of $72 million increased 83 percent as reported and 71 percent in constant currency, driven by organic net sales growth and lower SG&A expenses, partially offset by higher input costs.

Pet Segment

Fourth-quarter net sales for the Pet segment totaled $406 million.  On a pro forma basis, Pet segment net sales increased 38 percent, driven by significant distribution expansion in the Food, Drug, and Mass channels and the difference in shipping days from the month of acquisition.  Segment operating profit of $110 million increased 82 percent on a pro forma basis, driven by net sales growth and benefits from net price realization and mix.

For the full year, Pet net sales of $1.43 billion increased 11 percent on a pro forma basis, consistent with annual guidance of double-digit topline growth.  Adjusting for the difference in shipping days from the month of acquisition, pro forma net sales growth increased high single digits, in line with retail sales growth.  Segment operating profit totaled $268 million, down 11 percent on a pro forma basis, driven by the impact of purchase accounting including a $53 million one-time inventory adjustment and $13 million of intangible asset amortization.  Excluding those charges, pro forma segment operating profit increased 11 percent, in line with annual guidance of double-digit operating profit growth.

Joint Venture Summary

Fourth-quarter net sales for Cereal Partners Worldwide (CPW) increased 1 percent in constant currency, driven by growth in the Asia, Middle East, and Africa and Europe regions, partially offset by declines in Latin America.  Constant-currency net sales for Häagen-Dazs Japan (HDJ) declined 13 percent, reflecting seasonal innovation timing and declines on mini cups and crispy sandwich varieties.  Combined after-tax earnings from joint ventures of $20 million were flat to last year in constant currency.  For the full year, after-tax earnings from joint ventures totaled $72 million compared to $85 million a year ago, driven by our $11 million after-tax share of CPW restructuring charges as well as lower net sales and higher input costs for HDJ.

Other Income Statement Items

Full-year unallocated corporate items totaled $340 million net expense in fiscal 2019, compared to $206 million net expense a year ago.  Excluding mark-to-market valuation effects and other items affecting comparability, unallocated corporate items totaled $303 million net expense this year compared to $179 million net expense last year, primarily driven by compensation and benefits expenses.

We recorded $30 million, net, in pre-tax losses on divestitures in fiscal 2019 (please see Note 2 below for more information on these charges).  Restructuring, impairment, and other exit costs totaled $275 million this year compared to $166 million a year ago.  An additional $11 million of restructuring and project-related charges were recorded in cost of sales this year compared to $25 million a year ago (please see Note 3 below for more information on these charges).

Net interest expense in fiscal 2019 totaled $522 million compared to $374 million a year ago, primarily driven by financing related to the Blue Buffalo acquisition.  The effective tax rate for fiscal 2019 was 17.7 percent compared to 2.7 percent last year (please see Note 6 below for more information on our effective tax rate). The adjusted effective tax rate was 21.8 percent in 2019 compared to 25.7 percent a year ago, primarily driven by the net benefits associated with the U.S. Tax Cuts and Jobs Act.

Cash Flow Generation and Cash Returns

Fiscal 2019 cash provided by operating activities totaled $2.81 billion compared to $2.84 billion last year.  Capital investments totaled $538 million compared to $623 million a year ago.  Full-year free cash flow conversion was 115 percent of adjusted after-tax earnings.  Dividends paid totaled $1.18 billion.  Average diluted shares outstanding increased 3 percent to 605 million.

Fiscal 2020 Outlook

“In fiscal 2020, our plans include continued strong innovation and investments in capabilities and brand building to accelerate our topline growth, efficiency initiatives to maintain our strong margins, and a disciplined focus on cash to further reduce our leverage,” Harmening said.  “We remain confident that executing our Consumer First strategy and our

Compete, Accelerate, and Reshape growth framework will drive sustainable, profitable growth and attractive long-term returns for our shareholders.”

General Mills outlined its key full-year fiscal 2020 targets:

•

Organic net sales are expected to increase 1 to 2 percent.  In addition, currency translation, the impact of divestitures executed in fiscal 2019, and contributions from the 53rd week in fiscal 2020 are collectively expected to increase reported net sales by approximately 1 to 2 percentage points.

•

Constant-currency adjusted operating profit is expected to increase 2 to 4 percent from the base of $2.86 billion reported in fiscal 2019.  The benefit of the extra fiscal week will be reinvested in capabilities and brand-building initiatives to drive improvement in the company’s organic sales growth rate in 2020 and beyond.

•	Constant-currency adjusted diluted EPS are expected to increase 3 to 5 percent from the base of $3.22 earned in fiscal 2019.
•	The company expects free cash flow conversion of at least 95 percent of adjusted after-tax earnings.
•	Currency translation is expected to have an immaterial impact on fiscal 2020 adjusted operating profit and adjusted diluted EPS.

General Mills will hold a briefing for investors today, June 26, 2019, beginning at 7:30 a.m. Central time (8:30 a.m. Eastern time).  You can access the webcast at www.generalmills.com/investors.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Fiscal 2020 Outlook,” and statements made by Mr. Harmening, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets, including our acquisition of Blue Buffalo and issues in the integration of Blue Buffalo and retention of key management and employees; unfavorable reaction to our acquisition of Blue Buffalo by customers, competitors, suppliers, and employees; changes in capital structure; changes in the legal and regulatory environment, including tax legislation, labeling and advertising regulations, and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, and energy; disruptions or inefficiencies in the supply chain; effectiveness of restructuring and cost saving initiatives; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war.  The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

Consolidated Statements of Earnings and Supplementary Information
GENERAL MILLS, INC. AND SUBSIDIARIES
(In Millions, Except per Share Data)

	Fiscal Year
	2019	% Change	2018	% Change	2017
	(Unaudited)
Net sales	$16,865.2	7.2%	$15,740.4	0.8%	$15,619.8
Cost of sales	11,108.4	7.8%	10,304.8	2.5%	10,052.0
Selling, general, and administrative expenses	2,935.8	3.0%	2,850.1	(1.3%)	2,888.8
Divestitures loss	30.0	NM	-	NM	6.5
Restructuring, impairment, and other exit costs	275.1	66.1%	165.6	(8.2%)	180.4
Operating profit	2,515.9	4.0%	2,419.9	(2.9%)	2,492.1
Benefit plan non-service income	(87.9)	(1.7%)	(89.4)	20.3%	(74.3)
Interest, net	521.8	39.6%	373.7	26.6%	295.1
Earnings before income taxes and after-tax earnings from joint ventures	2,082.0	(2.5%)	2,135.6	(6.0%)	2,271.3
Income taxes	367.8	NM	57.3	(91.3%)	655.2
After-tax earnings from joint ventures	72.0	(15.0%)	84.7	(0.4%)	85.0
Net earnings, including earnings attributable to redeemable and noncontrolling interests	1,786.2	(17.4%)	2,163.0	27.2%	1,701.1
Net earnings attributable to redeemable and noncontrolling interests	33.5	4.7%	32.0	(26.6%)	43.6
Net earnings attributable to General Mills	$1,752.7	(17.8%)	$2,131.0	28.6%	$1,657.5
Earnings per share - basic	$2.92	(20.9%)	$3.69	30.9%	$2.82
Earnings per share - diluted	$2.90	(20.3%)	$3.64	31.4%	$2.77
Dividends per share	$1.96	-	$1.96	2.1%	$1.92

	Fiscal Year
Comparisons as a % of net sales:	2019	Basis Pt Change	2018	Basis Pt Change	2017
Gross margin	34.1%	(40)	34.5%	(110)	35.6%
Selling, general, and administrative expenses	17.4%	(70)	18.1%	(40)	18.5%
Operating profit	14.9%	(50)	15.4%	(60)	16.0%
Net earnings attributable to General Mills	10.4%	(310)	13.5%	290	10.6%

	Fiscal Year
Comparisons as a % of net sales excluding certain items affecting comparability (a):	2019	Basis Pt Change	2018	Basis Pt Change	2017
Adjusted gross margin	34.4%	(10)	34.5%	(160)	36.1%
Adjusted operating profit	16.9%	30	16.6%	(100)	17.6%
Adjusted net earnings attributable to
General Mills	11.6%	-	11.6%	(20)	11.8%
(a)	See Note 7 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).

See accompanying notes to the consolidated financial statements.

Consolidated Statements of Earnings and Supplementary Information
GENERAL MILLS, INC. AND SUBSIDIARIES
(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended
	May 26, 2019	May 27, 2018	% Change
Net sales	$4,161.7	$3,890.2	7.0%
Cost of sales	2,700.4	2,470.6	9.3%
Selling, general, and administrative expenses	743.2	732.2	1.5%
Divestiture gain	(5.4)	-	NM
Restructuring, impairment, and other exit costs	7.4	151.3	(95.1%)
Operating profit	716.1	536.1	33.6%
Benefit plan non-service income	(24.6)	(24.9)	(1.2%)
Interest, net	124.8	137.1	(9.0%)
Earnings before income taxes and after-tax earnings from joint ventures	615.9	423.9	45.3%
Income taxes	54.7	86.4	(36.7%)
After-tax earnings from joint ventures	20.0	20.6	(2.9%)
Net earnings, including earnings attributable to redeemable and noncontrolling interests	581.2	358.1	62.3%
Net earnings attributable to redeemable and noncontrolling interests	11.0	3.7	NM
Net earnings attributable to General Mills	$570.2	$354.4	60.9%
Earnings per share - basic	$0.95	$0.59	61.0%
Earnings per share - diluted	$0.94	$0.59	59.3%
Dividends per share	$0.49	$0.49	-

	Quarter Ended
Comparisons as a % of net sales:	May 26, 2019	May 27, 2018	Basis Pt Change
Gross margin	35.1%	36.5%	(140)
Selling, general, and administrative expenses	17.9%	18.8%	(90)
Operating profit	17.2%	13.8%	340
Net earnings attributable to General Mills	13.7%	9.1%	460
	Quarter Ended
Comparisons as a % of net sales excluding certain items affecting comparability (a):	May 26, 2019	May 27, 2018	Basis Pt Change
Adjusted gross margin	35.3%	35.8%	(50)
Adjusted operating profit	17.3%	17.8%	(50)
Adjusted net earnings attributable to General Mills	12.2%	12.1%	10
(a)	See Note 7 for a reconciliation of these measures not defined by GAAP.

See accompanying notes to the consolidated financial statements.

Operating Segment Results and Supplementary Information
GENERAL MILLS, INC. AND SUBSIDIARIES
(In Millions)

	Fiscal Year
	2019	% Change	2018	% Change	2017
	(Unaudited)
Net sales:
North America Retail	$9,925.2	(1.9)%	$10,115.4	(0.8)%	$10,196.9
Convenience Stores & Foodservice	1,969.1	2.0%	1,930.2	3.2%	1,870.0
Europe & Australia	1,886.7	(4.9)%	1,984.6	8.8%	1,824.5
Asia & Latin America	1,653.3	(3.3)%	1,710.2	(1.1)%	1,728.4
Pet	1,430.9	NM	-	NM	-
Total	$16,865.2	7.1%	$15,740.4	0.8%	$15,619.8

Operating profit:
North America Retail	$2,277.2	2.7%	$2,217.4	(3.7)%	$2,303.6
Convenience Stores & Foodservice	419.5	6.8%	392.6	(2.1)%	401.2
Europe & Australia	123.3	(13.2)%	142.1	(13.5)%	164.2
Asia & Latin America	72.4	82.8%	39.6	(52.6)%	83.6
Pet	268.4	NM	-	NM	-
Total segment operating profit	3,160.8	13.2%	2,791.7	(5.4)%	2,952.6

Unallocated corporate items	339.8	64.8%	206.2	(24.6)%	273.6
Divestitures loss	30.0	NM	-	NM	6.5
Restructuring, impairment, and other exit costs	275.1	66.1%	165.6	(8.2)%	180.4
Operating profit	$2,515.9	4.0%	$2,419.9	(2.9)%	$2,492.1

The consolidated results of Blue Buffalo are reported as the Pet operating segment on a one-month lag. As a result, our fiscal 2018 results did not include Pet operating segment results.

See accompanying notes to the consolidated financial statements.

Operating Segment Results and Supplementary Information
GENERAL MILLS, INC. AND SUBSIDIARIES
(Unaudited) (In Millions)

	Quarter Ended
	May 26, 2019	May 27, 2018	% Change
Net sales:
North America Retail	$2,341.7	$2,388.0	(1.9)%
Convenience Stores & Foodservice	519.0	510.6	1.6%
Europe & Australia	499.5	556.2	(10.2)%
Asia & Latin America	395.9	435.4	(9.1)%
Pet	405.6	-	NM
Total	$4,161.7	$3,890.2	7.0%

Operating profit:
North America Retail	$527.7	$543.0	(2.8)%
Convenience Stores & Foodservice	116.1	117.0	(0.8)%
Europe & Australia	41.9	57.3	(26.9)%
Asia & Latin America	22.8	9.5	NM
Pet	110.1	-	NM
Total segment operating profit	818.6	726.8	12.6%

Unallocated corporate items	100.5	39.4	NM
Divestitures gain	(5.4)	-	NM
Restructuring, impairment, and other exit costs	7.4	151.3	(95.1)%
Operating profit	$716.1	$536.1	33.6%

The consolidated results of Blue Buffalo are reported as the Pet operating segment on a one-month lag. As a result, our fiscal 2018 results did not include Pet operating segment results.

See accompanying notes to the consolidated financial statements.

Consolidated Balance Sheets
GENERAL MILLS, INC. AND SUBSIDIARIES
(In Millions, Except Par Value)

	May 26, 2019	May 27, 2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$450.0	$399.0
Receivables	1,679.7	1,684.2
Inventories	1,559.3	1,642.2
Prepaid expenses and other current assets	497.5	398.3

Total current assets	4,186.5	4,123.7

Land, buildings, and equipment	3,787.2	4,047.2
Goodwill	13,995.8	14,065.0
Other intangible assets	7,166.8	7,445.1
Other assets	974.9	943.0

Total assets	$30,111.2	$30,624.0

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,854.1	$2,746.2
Current portion of long-term debt	1,396.5	1,600.1
Notes payable	1,468.7	1,549.8
Other current liabilities	1,367.8	1,445.8

Total current liabilities	7,087.1	7,341.9

Long-term debt	11,624.8	12,668.7
Deferred income taxes	2,031.0	2,003.8
Other liabilities	1,448.9	1,341.0

Total liabilities	22,191.8	23,355.4

Redeemable interest	551.7	776.2

Stockholders' equity:

Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5
Additional paid-in capital	1,386.7	1,202.5
Retained earnings	14,996.7	14,459.6
Common stock in treasury, at cost, shares of 152.7 and 161.5	(6,779.0)	(7,167.5)
Accumulated other comprehensive loss	(2,625.4)	(2,429.0)

Total stockholders' equity	7,054.5	6,141.1

Noncontrolling interests	313.2	351.3

Total equity	7,367.7	6,492.4

Total liabilities and equity	$30,111.2	$30,624.0

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
GENERAL MILLS, INC. AND SUBSIDIARIES
(In Millions)
	Fiscal Year
	2019	2018
	(Unaudited)
Cash Flows - Operating Activities
Net earnings, including earnings attributable to redeemable and noncontrolling interests	$1,786.2	$2,163.0
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	620.1	618.8
After-tax earnings from joint ventures	(72.0)	(84.7)
Distributions of earnings from joint ventures	86.7	113.2
Stock-based compensation	84.9	77.0
Deferred income taxes	93.5	(504.3)
Pension and other postretirement benefit plan contributions	(28.8)	(31.8)
Pension and other postretirement benefit plan costs	6.1	4.6
Divestitures loss	30.0	-
Restructuring, impairment, and other exit costs	235.7	126.0
Changes in current assets and liabilities, excluding the effects of acquisitions and divestitures	(7.5)	542.1
Other, net	(27.9)	(182.9)
Net cash provided by operating activities	2,807.0	2,841.0
Cash Flows - Investing Activities
Purchases of land, buildings, and equipment	(537.6)	(622.7)
Acquisition, net of cash acquired	-	(8,035.8)
Investments in affiliates, net	0.1	(17.3)
Proceeds from disposal of land, buildings, and equipment	14.3	1.4
Proceeds from divestitures	26.4	-
Other, net	(59.7)	(11.0)
Net cash used by investing activities	(556.5)	(8,685.4)
Cash Flows - Financing Activities
Change in notes payable	(66.3)	327.5
Issuance of long-term debt	339.1	6,550.0
Payment of long-term debt	(1,493.8)	(600.1)
Proceeds from common stock issued on exercised options	241.4	99.3
Proceeds from common stock issued	-	969.9
Purchases of common stock for treasury	(1.1)	(601.6)
Dividends paid	(1,181.7)	(1,139.7)
Investments in redeemable interest	55.7	-
Distributions to noncontrolling and redeemable interest holders	(38.5)	(51.8)
Other, net	(31.2)	(108.0)
Net cash provided (used) by financing activities	(2,176.4)	5,445.5
Effect of exchange rate changes on cash and cash equivalents	(23.1)	31.8
Increase (decrease) in cash and cash equivalents	51.0	(367.1)
Cash and cash equivalents - beginning of year	399.0	766.1
Cash and cash equivalents - end of year	$450.0	$399.0
Cash Flow from Changes in Current Assets and Liabilities, excluding the effects of acquisitions and divestitures:
Receivables	$(42.7)	$(122.7)
Inventories	53.7	15.6
Prepaid expenses and other current assets	(114.3)	(10.7)
Accounts payable	162.4	575.3
Other current liabilities	(66.6)	84.6

Changes in current assets and liabilities	$(7.5)	$542.1
See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)

The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

In the first quarter of fiscal 2019, we adopted new accounting requirements related to the presentation of net periodic defined benefit pension expense, net periodic postretirement benefit expense, and net periodic postemployment benefit expense (collectively "net periodic benefit expense"). The new standard requires the service cost component of net periodic benefit expense to be recorded in the same line items as other employee compensation costs within our Consolidated Statements of Earnings. Other components of net periodic benefit expense must be presented separately outside of operating profit in our Consolidated Statements of Earnings. The new standard requires retrospective adoption of the presentation of net periodic benefit expense. For the quarters ended May 26, 2019 and May 27, 2018, the impact of the adoption of this standard on our results of operations was a decrease to our operating profit of $25 million for both fiscal years and a corresponding increase to benefit plan non-service income of $25 million for both fiscal years. For the fiscal years ended May 26, 2019, May 27, 2018, and May 28, 2017, the impact of the adoption of this standard on our results of operations was a decrease to our operating profit of $88 million, $89 million, and $74 million and a corresponding increase to benefit plan non-service income of $88 million, $89 million, and $74 million, respectively. There were no changes to our reported segment operating profit.

In the first quarter of fiscal 2019, we adopted new accounting requirements for the recognition of revenue from contracts with customers. Under the new standard, we apply a principles-based five step model to recognize revenue upon the transfer of control of promised goods to customers and in an amount that reflects the consideration for which we expect to be entitled to in exchange for those goods. We adopted the requirements of the new standard and subsequent amendments to all contracts in the first quarter of fiscal 2019 using the cumulative effect approach. We recorded a $34 million cumulative effect adjustment net of income tax effects to the opening balance of fiscal 2019 retained earnings, a decrease to deferred income taxes of $11 million, and an increase to other current liabilities of $45 million related to the timing of recognition of certain promotional expenditures.

(2)

During the third quarter of fiscal 2019, we sold our La Salteña fresh pasta and refrigerated dough business in Argentina, and recorded a pre-tax loss of $35 million. During the fourth quarter of fiscal 2019, we sold our yogurt business in China and simultaneously entered into a new Yoplait license agreement with the purchaser for their use of the Yoplait brand. We recorded a pre-tax gain of $5 million.

In fiscal 2018, we acquired Blue Buffalo Pet Products, Inc. (“Blue Buffalo”) for an aggregate purchase price of $8.0 billion, including $103 million of consideration for net debt repaid at the time of acquisition. We financed the transaction with $6.0 billion in debt, $1.0 billion in equity, and cash on hand. In the quarter and fiscal year ended May 26, 2019, we recorded acquisition integration costs of $4 million and $26 million, respectively, in selling, general, and administrative (SG&A) expenses. In the quarter and fiscal year ended May 27, 2018, we recorded acquisition transaction and integration costs of $30 million and $34 million, respectively, in SG&A expenses and $34 million and $50 million, respectively, in interest, net.

(3)	Restructuring and impairment charges and project-related costs are recorded in our Consolidated Statements of Earnings as follows:
	Quarter Ended		Fiscal Year
In Millions	May 26, 2019	May 27, 2018	2019	2018	2017
Restructuring, impairment, and other exit costs	$7.4	$151.3	$275.1	$165.6	$180.4
Cost of sales	9.6	1.0	9.9	14.0	41.5
Total restructuring charges	17.0	152.3	285.0	179.6	221.9
Project-related costs classified in cost of sales	$-	$2.9	$1.3	$11.3	$43.9

In fiscal 2019, we approved restructuring actions to drive efficiencies in targeted areas of our global supply chain. In connection with these actions we recorded $80 million of restructuring charges, consisting of $23 million of severance expense and $57 million of other costs, primarily asset write-offs. We expect these actions to be completed by the end of fiscal 2022.

In addition, in fiscal 2019, we recorded a $15 million charge related to the impairment of certain manufacturing assets in our North America Retail and Asia & Latin America segments. We also recorded $193 million of charges related to the impairment of our Progresso, Food Should Taste Good, and Mountain High brand intangible assets in restructuring, impairment, and other exit costs.

(4)

In the fourth quarter of fiscal 2019, unallocated corporate expense increased $61 million to $100 million compared to $39 million last year, primarily driven by compensation and benefits expense. In the fourth quarter of fiscal 2019, we recorded $10 million of restructuring charges in cost of sales compared to $1 million of restructuring charges and $3 million of restructuring initiative project-related costs in costs of sales in the prior year. We recorded an immaterial amount related to mark-to-market valuations of certain commodity positions and grain inventories in the fourth quarter of fiscal 2019, compared to a $29 million net decrease in expense in the fourth quarter of fiscal 2018. In addition, we recorded $4 million of acquisition integration costs in the fourth quarter of fiscal 2019 related to our acquisition of Blue Buffalo, compared to $30 million of acquisition transaction and integration costs in the fourth quarter of fiscal 2018. We also recorded a $10 million gain related to certain investment valuation adjustments in the fourth quarter of fiscal 2019.

In fiscal 2019, unallocated corporate expense increased $134 million to $340 million compared to $206 million last year, primarily driven by compensation and benefits expense. In fiscal 2019, we recorded a $36 million net increase in expense related to mark-to-market valuation of certain commodity positions and grain inventories compared to a $32 million net decrease in expense in the prior year. In addition, we recorded $10 million of restructuring charges, and $1 million of restructuring initiative project-related costs in cost of sales in fiscal 2019, compared to $14 million of restructuring charges and $11 million of restructuring initiative project-related costs in cost of sales in fiscal 2018. In fiscal 2019, we recorded a $16 million gain from a legal recovery related to our Yoplait SAS subsidiary and $23 million of gains related to certain investment valuation adjustments. We also recorded $26 million of integration costs in fiscal 2019 related to our acquisition of Blue Buffalo compared to $34 million of transaction and integration costs in fiscal 2018. In addition, we recorded a $3 million loss related to the impact of hyperinflationary accounting for our Argentina subsidiary in fiscal 2019.

(5)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended		Fiscal Year
In Millions, Except per Share Data	May 26, 2019	May 27, 2018	2019	2018	2017
Net earnings attributable to General Mills	$570.2	$354.4	$1,752.7	$2,131.0	$1,657.5

Average number of common shares - basic EPS	603.7	587.1	600.4	576.8	587.1
Incremental share effect from: (a)
Stock options	3.1	4.4	3.1	6.9	8.1
Restricted stock units, performance share units, and other	2.5	1.9	1.9	2.0	2.8
Average number of common shares - diluted EPS	609.3	593.5	605.4	585.7	598.0
Earnings per share - basic	$0.95	$0.59	$2.92	$3.69	$2.82
Earnings per share - diluted	$0.94	$0.59	$2.90	$3.64	$2.77
(a)	Incremental shares from stock options, restricted stock units, and performance share units are computed by the treasury stock method.

(6)

The effective tax rate for the fourth quarter of fiscal 2019 was 8.9 percent compared to 20.4 percent for the fourth quarter of fiscal 2018. The 11.5 percentage point decrease in our effective tax rate as compared to the prior year was primarily due to the recognition of a capital loss carryback benefit of $73 million in the fourth quarter of fiscal 2019.  Our adjusted effective tax rate was 20.6 percent in the fourth quarter of fiscal 2019 compared to 26.7 percent in the fourth quarter of fiscal 2018 (see Note 7 below for a description of our use of measures not defined by GAAP).

Our effective tax rate for fiscal 2019 was 17.7 percent compared to 2.7 percent in fiscal 2018. The 15.0 percentage point increase reflects the lower statutory rate in fiscal 2019 being more than offset by the impact of the one-time, provisional net benefit of $524 million recorded in fiscal 2018 related to the Tax Cuts and Jobs Act (TCJA). In fiscal 2019, we completed our accounting for the tax effects of the TCJA and recorded a benefit of $7 million. Our adjusted effective tax rate was 21.8 percent in fiscal 2019 compared to 25.7 percent in fiscal 2018 (see Note 7 below for a description of our use of measures not defined by GAAP). The 3.9 percentage point decrease in the adjusted effective tax rate was primarily due to the net benefits associated with the TCJA, partially offset by changes in earnings mix by jurisdiction.

(7)

We have included measures in this release that are not defined by GAAP. For each of these non-GAAP financial measures, we are providing below a reconciliation of the differences between the non-GAAP measure and the most directly comparable GAAP measure, an explanation of why we believe the non-GAAP measure provides useful information to investors and any additional material purposes for which our management or Board of Directors uses the non-GAAP measure. These non-GAAP measures should be viewed in addition to, and not in lieu of, the comparable GAAP measure.

We provide organic net sales growth rates for our consolidated net sales and segment net sales. This measure is used in reporting to our Board of Directors and executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that organic net sales growth rates provide useful information to investors because they provide transparency to underlying performance in our net sales by excluding the effect that foreign currency exchange rate fluctuations, as well as acquisitions, divestitures, and a 53rd week, when applicable, have on year-to-year comparability. A reconciliation of these measures to reported net sales growth rates, the relevant GAAP measures, are included in our Operating Segment Results above.

Certain measures in this release are presented excluding the impact of foreign currency exchange (constant-currency). To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. We believe that these constant-currency measures provide useful information to investors because they provide transparency to underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given volatility in foreign currency exchange markets.

Also, certain measures in this release are presented on an adjusted basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgment, significantly affect the year-to-year assessment of operating results.

Our fiscal 2020 outlook for organic net sales growth, adjusted operating profit, and adjusted diluted EPS are non-GAAP financial measures that exclude, or have otherwise been adjusted for, items impacting comparability, including the effect of foreign currency exchange rate fluctuations, restructuring charges and project-related costs, acquisition transaction and integration costs, and mark-to-market effects. Our fiscal 2020 outlook for organic net sales growth also excludes the effect of a 53rd week, acquisitions, and divestitures. We are not able to reconcile these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates and commodity prices or the timing of acquisitions, divestitures and restructuring actions throughout fiscal 2020. The unavailable information could have a significant impact on our fiscal 2020 GAAP financial results.

For fiscal 2020, we currently expect: foreign currency exchange rates (based on a blend of forward and forecasted rates and hedge positions), acquisitions, divestitures, and a 53rd week to increase net sales growth by approximately 1 to 2 percentage points; foreign currency exchange rates to have an immaterial impact on adjusted operating profit and adjusted diluted EPS growth; and restructuring charges and project-related costs related to actions previously announced to total approximately $49 million.

Adjusted Diluted EPS and Related Constant-currency Growth Rates

This measure is used in reporting to our Board of Directors and executive management and as a component of the measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate earnings performance on a comparable year-to-year basis.

	Quarter Ended			Fiscal Year
Per Share Data	May 26, 2019	May 27, 2018	Change	2019	2018	Change
Diluted earnings per share, as reported	$0.94	$0.59	59%	$2.90	$3.64	(20)%
Net tax benefit (a)	-	(0.03)		(0.01)	(0.89)
Tax items (a)	(0.12)	-		(0.12)	0.07
Mark-to-market effects (b)(f)	-	(0.04)		0.05	(0.04)
Investment valuation adjustments (b)(f)	(0.01)	-		(0.03)	-
Legal recovery (b)(f)	-	-		(0.01)	-
Divestitures loss (c)(f)	-	-		0.03	-
Acquisition transaction and integration costs (c)(f)	-	0.08		0.03	0.10
CPW restructuring charges (d)	-	-		0.02	-
Restructuring charges (e)(f)	0.02	0.08		0.10	0.11
Project-related costs (e)(f)	-	-		-	0.01
Asset impairments (e)(f)	-	0.11		0.26	0.11
Adjusted diluted earnings per share	$0.83	$0.79	5%	$3.22	$3.11	4%
Foreign currency exchange impact			(1) pt			Flat
Adjusted diluted earnings per share growth, on a constant-currency basis			6%			4%
(a)	See Note 6. The fiscal 2018 tax item represents a prior period adjustment.
(b)	See Note 4.
(c)	See Note 2.
(d)	The CPW restructuring charges are related to initiatives designed to improve profitability and growth that were approved in fiscal 2018 and 2019.
(e)	See Note 3.
(f)	See reconciliation of adjusted effective income tax rate below for tax impact of adjustment.

Total Segment Operating Profit

This measure is used in reporting to our executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate segment performance.  A reconciliation of total segment operating profit to the relevant GAAP measure, operating profit, is included in the Statements of Operating Segment Results.

Constant-currency total segment operating profit growth is calculated as follows:

	Percentage Change in Total Segment Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Total Segment Operating Profit on a Constant-Currency Basis
Quarter Ended May 26, 2019	13%	(1)	pt	14%
Fiscal Year Ended May 26, 2019	13%	(1)	pt	14%

Constant-currency Segment Operating Profit Growth Rates

We believe that this measure provides useful information to investors because it provides transparency to underlying performance of our segments by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Our segments' operating profit growth rates on a constant-currency basis are calculated as follows:

	Quarter Ended May 26, 2019
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	(3)%	(1)	pt	(2)%
Europe & Australia	(27)	(7)	pts	(20)
Asia & Latin America	141%	(21)	pts	162%

	Fiscal Year Ended May 26, 2019
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	3%	Flat		3%
Europe & Australia	(13)	(5)	pts	(8)
Asia & Latin America	83%	12	pts	71%

Net Sales Growth Rates on Constant-currency Basis

We believe that this measure of net sales provides useful information to investors because it provides transparency to the underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Net sales growth rates on a constant-currency basis are calculated as follows:

	Percentage Change in Net Sales as Reported	Impact of Foreign Currency Exchange		Percentage Change in Net Sales on Constant-Currency Basis
Quarter Ended May 26, 2019	7%	(2)	pts	9%
Fiscal Year Ended May 26, 2019	7%	(2)	pts	9%

Adjusted Earnings Comparisons as a Percent of Net Sales

We believe that these measures provide useful information to investors because they are important for assessing these measures on a comparable year-to-year basis.

	Quarter Ended
In Millions	May 26, 2019		May 27, 2018
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,461.3	35.1%	$1,419.6	36.5%
Mark-to-market effects (b)	(0.4)	- %	(28.6)	(0.8)%
Restructuring charges (c)	9.6	0.2%	1.0	- %
Project-related costs (c)	-	- %	2.9	0.1%
Adjusted gross margin	$1,470.5	35.3%	$1,394.9	35.8%

Operating profit as reported	$716.1	17.2%	$536.1	13.8%
Mark-to-market effects (b)	(0.4)	- %	(28.6)	(0.8)%
Investment valuation adjustments (b)	(9.8)	(0.3)%	-	- %
Restructuring charges (c)	16.6	0.4%	55.4	1.4%
Project-related costs (c)	-	- %	2.9	0.1%
Asset impairments (c)	0.4	- %	96.9	2.5%
Acquisition transaction and integration costs (d)	4.3	0.1%	30.5	0.8%
Divestiture gain (d)	(5.4)	(0.1)%	-	- %
Adjusted operating profit	$721.8	17.3%	$693.2	17.8%

Net earnings attributable to General Mills as reported	$570.2	13.7%	$354.4	9.1%
Mark-to-market effects, net of tax (b)(g)	(0.3)	- %	(19.7)	(0.5)%
Investment valuation adjustments, net of tax (b)(g)	(7.6)	(0.2)%	-	- %
Restructuring charges, net of tax (c)(g)	14.4	0.4%	40.8	1.1%
Project-related costs, net of tax (c)(g)	0.1	- %	2.1	0.1%
Asset impairments, net of tax (c)(g)	0.3	- %	64.9	1.7%
Acquisition transaction and integration costs, net of tax (d)(g)	3.3	0.1%	44.7	1.1%
Divestiture gain, net of tax (d)(g)	(2.6)	(0.1)%	-	- %
Net tax benefit (e)	-	- %	(19.7)	(0.5)%
Tax items (e)	(72.9)	(1.8)%	0.4	- %
CPW restructuring charges, net of tax (f)	2.5	0.1%	1.8	- %
Adjusted net earnings attributable to General Mills	$507.4	12.2%	$469.7	12.1%
(a)	Net sales less cost of sales.
(b)	See Note 4.
(c)	See Note 3.
(d)	See Note 2.
(e)	See Note 6. The fiscal 2018 tax item represents a prior period adjustment.
(f)	The CPW restructuring charges are related to initiatives designed to improve profitability and growth that were approved in fiscal 2018 and 2019.
(g)	See reconciliation of adjusted effective income tax rate below for tax impact of adjustment.

	Fiscal Year
In Millions	2019		2018		2017
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$5,756.8	34.1%	$5,435.6	34.5%	$5,567.8	35.6%
Mark-to-market effects (b)	36.0	0.2%	(32.1)	(0.2)%	(13.9)	(0.1)%
Hyperinflationary accounting (b)	1.4	- %	-	- %	-	- %
Restructuring charges (c)	9.9	0.1%	14.0	0.1%	41.5	0.3%
Project-related costs (c)	1.3	- %	11.3	0.1%	43.9	0.3%
Adjusted gross margin	$5,805.4	34.4%	$5,428.8	34.5%	$5,639.3	36.1%

Operating profit as reported	$2,515.9	14.9%	$2,419.9	15.4%	$2,492.1	16.0%
Mark-to-market effects (b)	36.0	0.2%	(32.1)	(0.2)%	(13.9)	(0.1)%
Investment valuation adjustments (b)	(22.8)	(0.1)%	-	- %	-	- %
Legal recovery (b)	(16.2)	(0.1)%	-	- %	-	- %
Hyperinflationary accounting (b)	3.2	- %	-	- %	-	- %
Restructuring charges (c)	77.6	0.5%	82.7	0.5%	221.9	1.4%
Project-related costs (c)	1.3	- %	11.3	0.1%	43.9	0.3%
Asset impairments (c)	207.4	1.2%	96.9	0.6%	-	- %
Acquisition transaction and integration costs (d)	25.6	0.1%	34.0	0.2%	-	- %
Divestitures loss (d)	30.0	0.2%	-	- %	6.5	- %
Adjusted operating profit	$2,858.0	16.9%	$2,612.7	16.6%	$2,750.5	17.6%

Net earnings attributable to General Mills as reported	$1,752.7	10.4%	$2,131.0	13.5%	$1,657.5	10.6%
Mark-to-market effects, net of tax (b)(g)	27.7	0.2%	(22.1)	(0.1)%	(8.8)	(0.1)%
Investment valuation adjustments, net of tax (b)(g)	(17.6)	(0.1)%	-	- %	-	- %
Legal recovery, net of tax (b)(g)	(5.5)	- %	-	- %	-	- %
Hyperinflationary accounting, net of tax (b)(g)	3.2	- %	-	- %	-	- %
Restructuring charges, net of tax (c)(g)	62.6	0.3%	61.4	0.4%	153.9	1.0%
Project-related costs, net of tax (c)(g)	1.1	- %	8.0	- %	28.2	0.2%
Asset impairments, net of tax (c)(g)	158.7	0.9%	64.9	0.4%	-	- %
Acquisition transaction and integration costs, net of tax (d)(g)	19.7	0.1%	58.5	0.4%	-	- %
Divestitures loss, net of tax (d)(g)	19.2	0.1%	-	- %	9.2	0.1%
Net tax benefit (e)	(7.2)	- %	(523.5)	(3.3)%	-	- %
Tax items (e)	(72.9)	(0.4)%	40.9	0.3%	-	- %
CPW restructuring charges, net of tax (f)	11.1	0.1%	1.8	- %	-	- %
Adjusted net earnings attributable to General Mills	$1,952.8	11.6%	$1,820.9	11.6%	$1,840.0	11.8%
(a)	Net sales less cost of sales.
(b)	See Note 4.
(c)	See Note 3.
(d)	See Note 2.
(e)	See Note 6. The fiscal 2018 tax item represents a prior period adjustment.
(f)	The CPW restructuring charges are related to initiatives designed to improve profitability and growth that were approved in fiscal 2018 and 2019.
(g)	See reconciliation of adjusted effective income tax rate below for tax impact of adjustment.

Adjusted Operating Profit Growth on a Constant-currency Basis

We believe that this measure provides useful information to investors because it is the operating profit measure we use to evaluate operating profit performance on a comparable year-to-year basis. Additionally, the measures are evaluated on a constant-currency basis by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given the volatility in foreign currency exchange rates.

Our adjusted operating profit growth on a constant-currency basis is calculated as follows:

	Quarter Ended			Fiscal Year
	May 26,	May 27,
	2019	2018	Change	2019	2018	Change
Operating profit growth as reported	$716.1	$536.1	34%	$2,515.9	$2,419.9	4%
Mark-to-market effects (a)	(0.4)	(28.6)		36.0	(32.1)
Investment valuation adjustments (a)	(9.8)	-		(22.8)	-
Legal recovery (a)	-	-		(16.2)	-
Hyperinflationary accounting (a)	-	-		3.2	-
Restructuring charges (b)	16.6	55.4		77.6	82.7
Project-related costs (b)	-	2.9		1.3	11.3
Asset impairments (b)	0.4	96.9		207.4	96.9
Acquisition transaction and integration costs (c)	4.3	30.5		25.6	34.0
Divestitures (gain) loss (c)	(5.4)	-		30.0	-
Adjusted operating profit growth	$721.8	$693.2	4%	$2,858.0	$2,612.7	9%
Foreign currency exchange impact			(1) pt			(1) pt
Adjusted operating profit growth, on a constant-currency basis			5%			10%
(a)	See Note 4.
(b)	See Note 3.
(c)	See Note 2.

Adjusted Effective Income Tax Rate

We believe this measure provides useful information to investors because it presents the adjusted effective income tax rate on a comparable year-to-year basis.

	Quarter Ended
	May 26, 2019		May 27, 2018		May 28, 2017
In Millions	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$615.9	$54.7	$423.9	$86.4	$539.9	$144.2
Net tax benefit (b)	-	-	-	19.7	-	-
Tax items (b)	-	72.9	-	(0.4)	-	-
Mark-to-market effects (c)	(0.4)	(0.1)	(28.6)	(8.9)	6.8	2.6
Investment valuation adjustments (c)	(9.8)	(2.2)	-	-	-	-
Divestiture gain (d)	(5.4)	-	-	-	-	-
Acquisition transaction and integration costs (d)	4.3	1.0	64.5	19.8	-	-
Restructuring charges (e)	16.6	2.1	55.4	14.7	15.8	3.5
Project-related costs (e)	-	(0.1)	2.9	0.8	7.5	2.6
Asset impairments (e)	0.4	-	96.9	32.0	-	-
As adjusted	$621.6	$128.3	$615.0	$164.1	$570.0	$152.9
Effective tax rate:
As reported		8.9%		20.4%		26.7%
As adjusted		20.6%		26.7%		26.8%

Sum of adjustments to income taxes		$73.6		$77.7		$8.7
Average number of common shares - diluted EPS		609.3		593.5		588.9
Impact of income tax adjustments on adjusted diluted EPS		$(0.12)		$(0.13)		$(0.01)
(a)	Earnings before income taxes and after-tax earnings from joint ventures.
(b)	See Note 6. The fiscal 2018 tax item represents a prior period adjustment.
(c)	See Note 4.
(d)	See Note 2.
(e)	See Note 3.

	Fiscal Year Ended
	May 26, 2019		May 27, 2018		May 28, 2017
In Millions	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$2,082.0	$367.8	$2,135.6	$57.3	$2,271.3	$655.2
Net tax benefit (b)	-	7.2	-	523.5	-	-
Tax items (b)	-	72.9	-	(40.9)	-	-
Mark-to-market effects (c)	36.0	8.3	(32.1)	(10.0)	(13.9)	(5.1)
Investment valuation adjustments (c)	(22.8)	(5.2)	-	-	-	-
Legal recovery (c)	(16.2)	(5.4)	-	-	-	-
Hyperinflationary accounting (c)	3.2	-	-	-	-	-
Restructuring charges (d)	77.6	14.6	82.7	21.4	224.1	70.2
Project-related costs (d)	1.3	0.2	11.3	3.3	43.9	15.7
Asset impairments (d)	207.4	47.7	96.9	32.0	-	-
Divestitures loss (e)	30.0	13.6	-	-	13.5	4.3
Acquisition transaction and integration costs (e)	25.6	5.9	83.9	25.4	-	-
As adjusted	$2,424.1	$527.6	$2,378.3	$612.0	$2,538.9	$740.3
Effective tax rate:
As reported		17.7%		2.7%		28.8%
As adjusted		21.8%		25.7%		29.2%

Sum of adjustments to income taxes		$159.8		$554.7		$85.1
Average number of common shares - diluted EPS		605.4		585.7		598.0
Impact of income tax adjustments on adjusted diluted EPS		$(0.26)		$(0.95)		$(0.14)
(a)	Earnings before income taxes and after-tax earnings from joint ventures.
(b)	See Note 6. The fiscal 2018 tax item represents a prior period adjustment.
(c)	See Note 4.
(d)	See Note 3.
(e)	See Note 2.

Free Cash Flow Conversion Rate

We believe this measure provides useful information to investors because it is important for assessing our efficiency in converting earnings to cash and returning cash to shareholders. The calculation of free cash flow conversion rate and net cash provided by operating activities conversion rate, its equivalent GAAP measure, follows:

In Millions	Fiscal 2019
Net earnings, including earnings attributable to redeemable and noncontrolling interests, as reported	$1,786.2
Net tax benefit (a)	$(7.2)
Tax item (a)	(72.9)
Mark-to-market effects, net of tax (b)	27.7
Investment valuation adjustments, net of tax (b)	(17.6)
Legal recovery, net of tax (b)	(10.8)
Hyperinflationary accounting, net of tax (b)	3.2
Acquisition integration costs, net of tax (c)	19.7
Divestitures loss, net of tax (c)	16.4
Restructuring charges, net of tax (d)	63.0
Project-related costs, net of tax (d)	1.1
Asset impairments, net of tax (d)	159.7
CPW restructuring costs, net of tax (e)	11.1
Adjusted net earnings, including earnings attributable to redeemable and noncontrolling interests	1,979.6

Net cash provided by operating activities	2,807.0
Purchases of land, buildings, and equipment	(537.6)
Free cash flow	$2,269.4

Net cash provided by operating activities conversion rate	157%
Free cash flow conversion rate	115%
(a)	See Note 6.
(b)	See Note 4.
(c)	See Note 2.
(d)	See Note 3.
(e)	The CPW restructuring charges are related to initiatives designed to improve profitability and growth that were approved in fiscal 2018 and 2019.